Meta Financial Group, Inc.® Reports Net Income of $4.7 million for First Quarter of Fiscal 2018
Robust Year-over-Year Revenue Growth of 42%
Announced Strategic Acquisition of Crestmark Bancorp, Inc and Partnership Agreement with Liberty Lending

Sioux Falls, S.D., January 30, 2018 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)

Business Developments

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On January 9, 2018, Meta announced that it entered into a definitive merger agreement with Crestmark Bancorp, Inc. (“Crestmark”), the holding company of Crestmark Bank, whereby Meta will acquire Crestmark in an all-stock transaction.

Pursuant to the terms of the merger agreement, at the effective time of the merger, Crestmark will merge with and into Meta, and Crestmark Bank will merge with and into MetaBank (the "Bank"). As of September 30, 2017, MetaBank had $5.2 billion in assets and $1.3 billion in total loans and, on a pro forma consolidated basis, the combined company would have had approximately $6.4 billion in assets and $2.2 billion in loans and leases, or 34% of total assets, with lending operations throughout the U.S.
Under the terms of the merger agreement, Crestmark shareholders will receive 2.65 shares of Meta common stock for each share of Crestmark common stock. The aggregate value of the acquisition consideration, based on the closing price of Meta shares on January 8, 2018, of $91.35, is $320.6 million. Giving effect to the transaction, existing shareholders of Meta are expected to own approximately 75%, and Crestmark shareholders are expected to own approximately 25%, of the outstanding shares of Meta.
Crestmark, through Crestmark Bank, is a commercial lender that primarily offers asset-based loans, equipment finance leases and government guaranteed loans to small and mid-sized businesses across the U.S. Crestmark focuses on working with a broad range of industries, including manufacturing, transportation and health care. Crestmark will operate as a division of MetaBank and will continue to be headquartered in Troy, Michigan. See the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 9, 2018, for additional information regarding the proposed transaction and the merger agreement entered into with Crestmark, as well as an investor presentation regarding the proposed transaction included as an exhibit to the Form 8-K.

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On January 25, 2018, Meta announced that it entered into a three-year program agreement with Liberty Lending, LLC ("Liberty Lending"), whereby MetaBank will provide personal loans to Liberty Lending customers. Under this agreement, MetaBank expects to originate between $500 million and $1 billion in personal loans during the term of the program. This marks the entry point for Meta into a direct-to-consumer credit business, leveraging its balance sheet to generate high income on higher margin products.

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As previously disclosed, on October 11, 2017, the Company completed the purchase of a $73.0 million, seasoned, floating rate, private student loan portfolio. All loans are indexed to one-month LIBOR. The portfolio is serviced by ReliaMax Lending Services LLC and insured by ReliaMax Surety Company. This portfolio purchase builds on the Company's existing student loan platform.

Highlights for the 2018 Fiscal First Quarter Ended December 31, 2017

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The Company recorded net income of $4.7 million, or $0.48 per diluted share, for the three months ended December 31, 2017, compared to net income of $1.2 million, or $0.14 per diluted share, for the three months ended December 31, 2016, an increase of 275%. Included in the 2018 fiscal first quarter net income was an income tax expense of $3.6 million from a reduction in the value of certain deferred tax assets as a result of the Tax Cuts and Jobs Act (the "Tax Act") signed into law on December 22, 2017 (see non-interest expense section for further discussion). The 2018 fiscal first quarter pre-tax results included a $1.0 million loss on sale of investments and $1.3 million of acquisition expenses. The 2018 fiscal first quarter pre-tax results also included $1.7 million in amortization of intangible assets and $1.3 million in non-cash stock-related compensation associated with executive officer employment agreements (see Select Quarterly Expenses table).

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Net interest income was $26.2 million in the 2018 fiscal first quarter, an increase of $6.4 million, or 32%, compared to $19.8 million in the first quarter of fiscal 2017. This increase was primarily a result of high credit quality loan growth in both the commercial insurance premium finance loan portfolio and community banking loan portfolio, as well as the purchased floating rate student loans. Also contributing to the improvement were increases in higher yielding securities balances, primarily due to highly-rated tax-exempt municipal securities at relatively high tax equivalent yields and a continuing improvement in the overall interest-earning asset mix.

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Card fee income increased $6.8 million, or 37%, for the 2018 fiscal first quarter when compared to the same quarter in 2017. This increase was primarily due to residual fees related to a wind-down of two of our non-strategic programs. The Company expects fiscal year 2018 total card fee income to be between $95.0 million and $101.0 million and expects total card processing expense to be between $23.0 million and $27.0 million.

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Total tax product fee income increased $1.5 million, or 242%, from $0.6 million for the three months ended December 31, 2016 to $2.1 million for the three months ended December 31, 2017. This increase was primarily due to the volume of pre-season tax advance loans originated during the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017. All of these loans are being held during fiscal 2018, as opposed to the previous year when many of these loans were sold, which also contributed to the increase.

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The Company's 2018 fiscal first quarter average assets grew to $4.12 billion, compared to $3.49 billion in the 2017 first quarter, an increase of 18%, primarily driven by growth in loan and securities balances.

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Total loans receivable, net of allowance for loan losses, increased $393.2 million, or 36%, at December 31, 2017, compared to December 31, 2016. This increase was primarily related to growth in commercial real estate loans of $213.5 million, or an increase of 48%, growth in consumer loans of $101.8 million, or an increase of 59%, of which $56.7 million was attributable to the Company's purchased student loan portfolios and $44.0 million was related to refund advances, growth in commercial insurance premium finance loans of $56.2 million, or an increase of 31%, and growth in residential mortgage loans of $31.1 million, or an increase of 18%. The growth in net loans receivable from December 31, 2016 to December 31, 2017 was partially offset by an $11.6 million decrease, or a 12% decrease, in total agricultural loans. Excluding all purchased student loan portfolios and refund advance loans, total loans receivable, net of allowance for loan losses, at December 31, 2017 would have increased $293.1 million, or 30%, compared to the same period of the prior year. At December 31, 2017, community banking loans increased $223.3 million, or 29%, compared to December 31, 2016.

•	Payments division average deposits increased $295.2 million, or 15%, for the 2018 fiscal first quarter when compared to the same quarter of 2017.

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Non-performing assets (“NPAs”) were 0.61% of total assets at December 31, 2017, compared to 0.05% at December 31, 2016. The increase in NPAs was primarily related to a large, well-collateralized agricultural loan relationship being more than 90 days past due, which was still accruing at December 31, 2017. On January 2, 2018, a deed in lieu of foreclosure was executed on the collateral for this relationship upon which the Company took ownership of the properties serving as collateral and transferred the loans to foreclosed real estate and repossessed assets. If the properties are sold prior to the end of the agreed-upon receivership period set forth in the settlement agreement as expected, the Company will be entitled to all principal, note interest, legal and other fees and expenses. After the receivership period ends, if the properties are not sold, the Company will be entitled to the fair value of the properties, which the Company believes to be significantly in excess of all principal, note interest, legal and other fees and expenses. At September 30, 2017, NPAs were 0.72% of total assets. The decrease in NPAs from September 30, 2017 to December 31, 2017 was primarily due to the payoff of a $7.0 million nonperforming agricultural loan relationship during the first quarter of fiscal 2018.

“Fiscal 2018 is off to a fast and exciting start,” said Chairman and CEO J. Tyler Haahr. “We are thrilled to have announced that we entered into an agreement to acquire Crestmark Bancorp. With this strategic acquisition, we continue to deliver on our goal of growth and innovation through diversification. This transaction will allow us to provide incremental value to our partners through new offerings. Additionally, it will create complementary cross-selling opportunities among our and Crestmark’s client bases. Crestmark has built an enviable lending platform. We believe the business is poised for further, profitable growth. We look forward to welcoming their tenured management team and talented workforce to Meta. The Crestmark acquisition ideally supports our strategy to pursue higher margin lending and payments opportunities while deemphasizing certain lower margin deposit relationships.
"We expect that this acquisition will moderate Meta's inherent earnings seasonality, which we believe shareholders will value. In addition to Crestmark’s commercial loan portfolio, we expect to launch a number of consumer lending initiatives over the coming months.
"Adding to our exciting announcement regarding our transaction with Crestmark, a new tax season is now underway and we will be able to showcase improved products, new partners, and enhanced synergies from our acquisitions of Refund Advantage, EPS, and Specialty Consumer Services over the last few years. Finally, we were able to continue to profitably grow our core businesses with earnings of over $4.7 million for the first quarter of 2018, an increase of $3.4 million from the same period in 2017."
Financial Summary
Revenue
Total revenue for the fiscal 2018 first quarter was $55.5 million, compared to $39.2 million for the same quarter in 2017, an increase of $16.3 million, or 42%. This increase was primarily due to growth in card fee income, interest income from commercial insurance premium finance and community banking loans, as well as the student loan purchases and income from tax-exempt securities (included in other investment securities), and growth in tax product fee income. Non-interest income as a percentage of total revenue for the three months ended December 31, 2017, increased to 53% compared to 49% of total revenue for the three months ended December 31, 2016, even though the Company's interest income from loans increased 54% over that same time period.
Net Income
The Company recorded net income of $4.7 million, or $0.48 per diluted share, for the three months ended December 31, 2017, compared to net income of $1.2 million, or $0.14 per diluted share, for the three months ended December 31, 2016. The increase in net income was due to increases of $10.0 million in non-interest income and $6.4 million in net interest income, partially offset by an increase of $7.3 million in non-interest expense and an increase in income tax expense of $5.3 million.

Included in 2018 fiscal first quarter net income was the aforementioned income tax expense of $3.6 million resulting from a reduction in the value of certain deferred tax assets due to the Tax Act. The 2018 fiscal first quarter pre-tax results included $1.7 million of amortization of intangible assets and $1.3 million of acquisition expenses. In addition, pre-tax results included $1.3 million in non-cash stock-related compensation in connection with three executive officers signing long-term employment agreements in the first and second quarters of fiscal 2017. These stock awards vest over eight years but the associated expense is heavily front loaded (see Select Quarterly Expenses table).
Our tax business is expected to continue to generate the vast majority of its revenues in the Company's fiscal second quarter, with some additional revenues generated in the third quarter, while most expenses are expected to be spread throughout the year with some elevated expenses in the quarters ending in December and March related to the Bank's tax related business.
Net Interest Income
Net interest income for the fiscal 2018 first quarter was $26.2 million, up $6.4 million, or 32%, from the same quarter in 2017, primarily due to significant increases in the community banking loan portfolio, commercial insurance premium finance loans, and the purchased student loan portfolios. Growth in investment security balances also contributed to the increase in net interest income. Additionally, the overall increase was driven by a better mix and higher percentage of loans as a percentage of interest-earning assets, with loan yields driving a sizable increase due in part to the recently acquired student loan portfolios and their floating rate yields. The quarterly average outstanding balance of loans from all sources as a percentage of interest-earning assets increased from 30% as of the end of the first fiscal quarter of 2017 to 37% as of the end of the first fiscal quarter of 2018. In addition, lower-yielding agency Mortgage-Backed Securities ("MBS") decreased from 21% of interest-earning assets in the fiscal first quarter of 2017 compared to 18% of interest-earning assets for the same quarter in 2018. Net interest income for the fiscal 2018 first quarter was up $1.7 million from the Company's fiscal 2017 fourth quarter, as anticipated, primarily due to a better mix of earning assets.
Net Interest Margin
Net interest margin, tax equivalent ("NIM") increased from 2.90% in the fiscal 2017 first quarter to 3.06% in the fiscal 2018 first quarter. The reported 3.06% NIM reflects the lowered corporate prorated tax rate on the Company's tax-exempt municipal portfolio. Had corporate tax rates remained at previous rates, excluding changes resulting from the adoption of the Tax Act, the reported NIM of 3.06% would have been 3.26%. The reported NIM of 3.06% was impacted by 16 basis points due to tax service loans and wholesale deposits.
NIM continues to be supported by the growing loan portfolio, which represented 37% of earning assets as of the end of the fiscal first quarter of 2018, as compared to 30% as of the end of the fiscal first quarter of 2017. Also contributing to the increase in NIM in the fiscal first quarter of 2018 was the addition of the higher-yielding student loan portfolio purchased in October 2017.
The overall reported tax equivalent yield (“TEY”) on average earning asset yields increased by 31 basis points to 3.55% when comparing the fiscal 2018 first quarter to the 2017 first quarter, which was driven primarily by the Company's improved earning asset mix, with increased exposure to its high-quality commercial insurance premium finance, student, and community banking loan portfolios. The increase in TEY continues to highlight the beneficial tailwind provided by this rotation among earning assets. The Company expects earning assets yields to continue to increase in the near term due to the aforementioned recently purchased, higher-yielding student loan portfolio being included for nearly the full fiscal first quarter of 2018. The reported 3.55% TEY on earning assets reflects the lowered corporate prorated tax rate on the Company's tax-exempt municipal portfolio. Had corporate tax rates remained at previous rates, excluding changes resulting from the adoption of the Tax Act, reported TEY on earning assets would have been 3.75%.

The fiscal 2018 first quarter TEY on the securities portfolio increased by one basis point compared to the prior year fiscal first quarter, primarily due to the continued shift in new investments being made in higher-yielding investment securities, primarily mortgage-related, tax-exempt municipal securities rather than traditional agency MBS securities. The TEY on the securities portfolio of 2.93% for the first fiscal quarter of 2018 reflects the lowered corporate prorated tax rate on the Company's tax-exempt municipal portfolio. Had corporate tax rates remained at previous rates, excluding changes resulting from the adoption of the Tax Act, reported securities portfolio yield would have been 3.25%.
The Company’s average interest-earning assets for the fiscal 2018 first quarter grew by $539.4 million, or 17%, to $3.76 billion, from the comparable quarter in 2017, primarily from growth in loan portfolios and tax-exempt investment securities of $436.8 million and $236.3 million, respectively. This increase was partially offset by a decrease in cash and fed funds sold of $86.2 million.
Overall, the Company's cost of funds for all deposits and borrowings averaged 0.51% during the fiscal 2018 first quarter, compared to 0.36% for the 2017 first quarter. This increase was primarily due to the addition of wholesale deposits, an increase in the overnight borrowing rates and higher average overall funding balances due to the Company's utilization of more of its capital during non-tax season with higher investment balances and funding, and in preparation to hold more tax loans on the balance sheet. Notwithstanding this increase, the Company believes that its growing, low-cost deposit base gives it a distinct and significant competitive advantage over most banks, and even more so if interest rates continue to rise, because the Company anticipates that its cost of deposits will likely remain relatively low, increasing less than at many other banks. The Company's overall cost of deposits was 0.24% in the fiscal first quarter of 2018, compared to 0.14% in the same quarter of 2017, which was driven primarily by its MPS-related non-interest-bearing deposits which the Company believes is a significant competitive advantage. When excluding wholesale deposits, the Company's cost of deposits for the first quarter of fiscal 2018 would have been 0.07%.
Non-Interest Income
Fiscal 2018 first quarter non-interest income of $29.3 million increased $10.0 million, or 51%, from $19.3 million in the same quarter of 2017, largely due to increases in card fee income of $6.8 million, or 37%, and tax product fee income of $1.5 million, or 242%. The increase in card fee income was primarily driven by residual fees related to wind-downs from two of our non-strategic programs. The Company expects fiscal year 2018 total card fee income to be between $95.0 million and $101.0 million. The increase in tax product fee income was primarily due to the volume of pre-season tax advance loans originated during the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017. All of these loans are also being held during fiscal 2018, as opposed to the previous year when many of these loans were sold, which also contributed to the increase.
Non-Interest Expense
Non-interest expense increased $7.3 million, or 20%, to $44.0 million for the 2018 fiscal first quarter, compared to the same quarter in 2017. This increase was largely caused by a $4.5 million increase in compensation expense, a $1.0 million increase in card processing expense and a $0.9 million increase in occupancy and equipment. The increase in compensation expense was primarily due to a full quarter of expenses related to the EPS Financial ("EPS") and Specialty Consumer Services ("SCS") acquisitions, both of which closed during the first quarter of fiscal 2017, along with increased staffing to support the Company's growing business initiatives. The integration of EPS and SCS allowed the Company to gain scale in the tax services divisions this year and the Company expects to gain further efficiencies during fiscal 2018. The Company expects fiscal year 2018 total card processing expense to be between $23.0 million and $27.0 million. See Select Quarterly Expenses table for a breakdown of anticipated select expenses for future quarters.

Income tax expense for the fiscal 2018 first quarter was $5.7 million, resulting in an effective tax rate of 54.9%, compared to $0.3 million, or an effective tax rate of 21.6%, for the 2017 fiscal first quarter. The increase in the effective tax rate is primarily due to a non-recurring income tax expense of approximately $3.6 million from a reduction in the value of certain deferred tax assets as a result of the Tax Act. The Company will continue to analyze the financial impact of the Tax Act. As the Company’s fiscal year end falls on September 30, the statutory federal corporate rate for fiscal 2018 will be prorated to 24.53%.
Loans
Total loans receivable, net of allowance for loan losses, increased $393.2 million, or 36%, from $1.11 billion at December 31, 2016, to $1.50 billion at December 31, 2017. Among lending categories, this included a $213.5 million, or 48%, increase in commercial real estate loans from $440.5 million at December 31, 2016, to $654.0 million at December 31, 2017. Also contributing to the loan growth was a $101.8 million, or 59%, increase in consumer loans, $56.7 million of which was attributable to the purchased student loan portfolios and $44.0 million of which was attributable to refund advance loans, an increase in commercial insurance premium finance loans of $56.2 million, or 31%, from $179.5 million at December 31, 2016, to $235.7 million at December 31, 2017, and an increase in residential mortgage loans of $31.1 million, or 18%. The growth in net loans receivable from December 31, 2016, to December 31, 2017, was partially offset by a decrease of $11.6 million, or 12%, from $97.6 million to $86.0 million in total agricultural loans, which made up only 1.59% of total assets at December 31, 2017. Excluding the purchased student loan portfolios and refund advance loans, total loans receivable, net of allowance for loan losses, at December 31, 2017, would have increased $293.1 million, or 30%, compared to December 31, 2016. Community banking loans increased $223.3 million, or 29%, from $769.3 million at December 31, 2016, to $992.6 million at December 31, 2017.
The Company recorded a provision for loan losses of $1.1 million during the three months ended December 31, 2017, compared to a provision for loan losses of $0.8 million for the three months ended December 31, 2016. The current provision was predominantly related to the reserve on tax advance loans.
The Company’s allowance for loan losses was $8.9 million, or 0.6% of total loans, at December 31, 2017, compared to an allowance of $6.4 million, or 0.6% of total loans, at December 31, 2016. This increase was primarily due to the additional provision expense related to tax advance loans as well as growth in the loan portfolio.
Credit Quality
MetaBank’s NPAs at December 31, 2017, were $33.3 million, representing 0.61% of total assets, compared to $2.3 million and 0.05% of total assets at December 31, 2016, and $37.9 million and 0.72% at September 30, 2017. The increase in NPAs from the comparable previous year period was primarily related to a large well-collateralized agricultural loan relationship being more than 90 days past due, which was still accruing at December 31, 2017. On January 2, 2018, a deed in lieu of foreclosure was executed on the collateral for this relationship. Upon execution of the deed in lieu, Meta took ownership of the properties serving as collateral and transferred the loans to foreclosed real estate and repossessed assets. If the properties are sold prior to the end of the agreed-upon receivership period set forth in the settlement agreement as expected, the Company will be entitled to all principal, note interest, legal and other fees and expenses. After the receivership period ends, if the properties are not sold, the Company will be entitled to the fair value of the properties, which the Company believes to be significantly in excess of all principal, note interest, legal and other fees and expenses. The Payments segment had no NPAs at December 31, 2017, December 31, 2016, or September 30, 2017.

Investments
Investment securities and MBS increased by $159.1 million, or 8%, to $2.24 billion at December 31, 2017, as compared to $2.08 billion at December 31, 2016. This included an increase in investment securities of $211.8 million, primarily from purchases of high credit quality, non-bank-qualified (“NBQ”) municipal securities and government-related asset-backed securities. This increase was offset in part by a decrease in MBS of $52.7 million as sales and paydowns exceeded purchases.
During the first quarter of fiscal 2018, the Company early adopted Accounting Standard Update ("ASU") 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." Due to the early adoption of the ASU, the Company transferred $204.7 million of investment securities and $101.3 million of MBS from HTM to AFS during the first quarter of fiscal 2018. This change allows for enhanced balance sheet management and provides the opportunity for more liquidity, should it be needed.
Average TEY on the securities portfolio increased one basis point to 2.93% in the first quarter of fiscal 2018 from 2.92 in the same quarter of 2017. Overall TEY decreased by 20 basis points from 3.43 to 3.23% in the first quarter of 2018 compared to the same period of 2017 primarily due to a decrease in non-MBS investment securities due in part to the effects of the Tax Act. Average yields increased within MBS by 30 basis points to 2.21% in the first quarter of 2018 from 1.91% in the same quarter of 2017.
The TEY on the securities portfolio of 2.93% for the first fiscal quarter of 2018 reflects the lowered corporate prorated tax rate on the Company's tax-exempt municipal portfolio. Had corporate tax rates not changed due to the Tax Act, reported securities portfolio yield would have been 3.25%, and the TEY of investment securities would have been 3.69% at the previous corporate rate. The 3.23% overall TEY of investment securities reflects the lowered corporate prorated tax rate.
Average TEY on the securities portfolio decreased by 26 basis points to 2.93% from 3.19% when comparing the 2018 fiscal first quarter to the 2017 fiscal fourth quarter. Investment securities TEY decreased 42 basis points to 3.23% in the first quarter of fiscal 2018 from 3.65% in the fourth quarter of fiscal 2017, and MBS decreased two basis points to 2.21% from 2.23% when comparing the 2018 fiscal first quarter to the 2017 fiscal fourth quarter. These decreases quarter over quarter in the overall securities portfolio TEY and investment securities TEY were due to the lowered corporate tax rates.
During the 2018 fiscal first quarter, the Company continued to purchase high-quality investments within certain sectors of the municipal market, at what it believes to be attractive yields. Many of these new purchases are tax-exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality. Many of these securities, while tax exempt, also pay monthly principal and interest providing timely cash flows which in turn can fund continued loan growth. Many of these same securities are also eligible to be pledged at the Federal Home Loan Bank of Des Moines, which would enhance the Company's liquidity. The Company also has opportunistically and carefully selected certain government-related and guaranteed floating rate securities at yields that are expected to enhance the portfolio's projected performance in a rising interest rate environment.
The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S. Government-related MBS, as well as AAA- and AA- rated NBQ municipal bonds; however, the Company also continues to review opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s large percentage of non-interest-bearing deposits, and even with the lower corporate tax rate, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits, Other Borrowings and Other Liabilities
Total end-of-period deposits decreased $149.5 million, or 4%, to $3.51 billion at December 31, 2017, compared to $3.66 billion at December 31, 2016. The decrease in end-of-period deposits was primarily a result of a decrease in wholesale deposits of $506.6 million, or 55%, primarily due to timing and added efficiencies of acquiring these wholesale deposits. Offsetting the decrease in wholesale deposits in part was an increase in non-interest-bearing deposits of $306.4 million, or 12%, an increase in interest-bearing checking of $43.3 million, or 105%, and an increase in certificates of deposits of $5.9 million, or 5%.
Similar to fiscal 2017, the Company utilizes wholesale deposits to target strategic maturities related to our seasonal tax advance lending. The tax advance lending season typically lasts six weeks or less and the Company believes it is generally more efficient to fund these short-term loans by using brokered deposits, or other wholesale funding, rather than by selling investment securities. The decrease in wholesale deposits at December 31, 2017 compared to the same period of the prior year was primarily driven by the timing and added efficiencies of acquiring these wholesale deposits. Similar to September 30, 2017, the Company also temporarily repositioned the balance sheet at the end of the 2018 fiscal first quarter to prepare for the upcoming seasonal tax lending activity.
Total average deposits for the fiscal 2018 first quarter increased by $432.4 million, or 16%, compared to the same period in 2017. Average non-interest-bearing deposits for the 2018 fiscal first quarter were up $272.3 million, or 13%, compared to the same period in 2017.
The average balance of total deposits and interest-bearing liabilities was $3.62 billion for the three-month period ended December 31, 2017, compared to $3.06 billion for the same period in the prior year, representing an increase of 18%. This increase was primarily due to an increase in non-interest-bearing deposits of $272.3 million and an increase in Federal Home Loan Bank advances of $248.9 million.
Capital Ratios
The Company and the Bank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios at December 31, 2017, are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.
Regulatory Capital Data (1)

				Minimum
				Requirement to Be
			Minimum	Well Capitalized
			Requirement For	Under Prompt
			Capital Adequacy	Corrective Action
At December 31, 2017	Company	Bank	Purposes	Provisions

Tier 1 leverage ratio	7.68%	9.61%	4.00%	5.00%
Common equity Tier 1 capital ratio	12.93	16.71	4.50	6.50
Tier 1 capital ratio	13.38	16.71	6.00	8.00
Total qualifying capital ratio	16.99	17.11	8.00	10.00
(1) Regulatory ratios are estimated.

The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1)
December 31, 2017
(Dollars in Thousands)
Total equity	$437,705
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	95,705
LESS: Certain other intangible assets	40,417
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	—
LESS: Net unrealized gains (losses) on available-for-sale securities	5,782
Common Equity Tier 1 (1)	295,801
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional Tier 1 capital deductions	—
Total Tier 1 capital	306,111
Allowance for loan losses	9,058
Subordinated debentures (net of issuance costs)	73,382
Total qualifying capital	388,551
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.
The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

December 31, 2017
(Dollars in Thousands)
Total Stockholders' Equity	$437,705
Less: Goodwill	98,723
Less: Intangible assets	50,521
Tangible common equity	288,461
Less: AOCI	5,782
Tangible common equity excluding AOCI	282,679

Due to the predictable, quarterly cyclicality of MPS deposits in connection with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, the Bank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of December 31, 2017, were 9.75%, 18.17%, 18.17%, and 18.60%, respectively.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: statements regarding the potential benefits of, and other expectations for the combined company giving effect to, the proposed merger transaction with Crestmark, including, but not limited to, anticipated synergies of the combined businesses, the possibility that the transaction will facilitate Meta’s growth through complementary product and service offerings; future operating results; customer retention; loan and other product demand; important components of the Company’s statements of financial condition and operations; growth and expansion; new products and services, such as those offered by the Bank or MPS, a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the transaction with Crestmark may not occur on a timely basis or at all; the parties’ ability to obtain regulatory approvals and approval of their respective shareholders, and otherwise satisfy the other conditions to closing, on a timely basis or at all; the risk that the businesses of Meta and MetaBank, on the one hand, and Crestmark and Crestmark Bank, on the other hand, may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities, beneficial synergies and/or operating efficiencies from the proposed transaction may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the announcement or consummation of the proposed transaction; potential litigation relating to the proposed merger transaction; the risk that the Company may incur unanticipated or unknown losses or liabilities if it completes the proposed transaction with Crestmark and Crestmark Bank; the risk that the Company’s preliminary analysis of the impact of the Tax Act may be incorrect; additional changes in tax laws; maintaining our executive management team; the strength of the United States’ economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the Bank’s divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at maintaining its high-quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2017, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

ASSETS	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Cash and cash equivalents	$1,300,409	$1,267,586	$65,630	$67,293	$695,731
Investment securities available for sale	1,392,240	1,106,977	1,141,684	1,184,440	936,832
Mortgage-backed securities available for sale	600,112	586,454	666,424	642,833	534,939
Investment securities held to maturity	235,024	449,840	464,729	474,306	478,611
Mortgage-backed securities held to maturity	8,468	113,689	117,399	122,497	126,365
Loans held for sale	—	—	—	—	1,223
Loans receivable	1,509,140	1,325,371	1,224,359	1,151,192	1,113,485
Allowance for loan loss	(8,862)	(7,534)	(14,968)	(14,602)	(6,415)
Federal Home Loan Bank Stock, at cost	57,443	61,123	16,323	25,043	3,832
Accrued interest receivable	21,089	19,380	21,831	20,902	21,375
Premises, furniture, and equipment, net	20,571	19,320	20,107	20,019	20,093
Bank-owned life insurance	85,371	84,702	84,035	58,378	57,934
Foreclosed real estate and repossessed assets	128	292	364	—	76
Goodwill	98,723	98,723	98,723	98,723	98,898
Intangible assets	50,521	52,178	64,798	66,633	73,472
Prepaid assets	29,758	28,392	31,265	34,596	35,722
Deferred taxes	5,379	9,101	6,858	10,589	12,420
Other assets	12,449	12,738	10,132	22,754	8,736

Total assets	$5,417,963	$5,228,332	$4,019,693	$3,985,596	$4,213,329

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,779,645	$2,454,057	$2,481,673	$2,637,167	$2,473,275
Interest-bearing checking	84,390	67,294	40,928	44,264	41,119
Savings deposits	53,535	53,505	55,292	65,367	52,566
Money market deposits	47,451	48,758	46,709	42,340	46,856
Time certificates of deposit	128,220	123,637	83,760	61,170	122,334
Wholesale deposits	420,404	476,173	444,857	21,923	926,987
Total deposits	3,513,645	3,223,424	3,153,219	2,872,231	3,663,137
Short-term debt	1,313,401	1,404,534	277,166	494,919	3,857
Long-term debt	85,552	85,533	92,514	92,497	92,479
Accrued interest payable	4,065	2,280	2,463	722	2,255
Accrued expenses and other liabilities	63,595	78,065	64,118	113,479	79,815
Total liabilities	4,980,258	4,793,836	3,589,480	3,573,848	3,841,543

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016.	—	—	—	—	—
Common stock, $.01 par value; 15,000,000 shares authorized, 9,664,846 and 9,622,595 shares outstanding and 9,685,398 and 9,626,431 shares issued at December 31, 2017 and September 30, 2017. 9,349,989, 9,349,989, and 9,305,079 shares issued and outstanding at June 30, 2017, March 31, 2017, and December 31, 2016, respectively.	96	96	94	94	93
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at December 31, 2017, September 30, 2016, June 30, 2017, March 31, 2017, and December 31, 2016.	—	—	—	—	—
Additional paid-in capital	262,872	258,336	256,088	253,473	249,476
Retained earnings	170,578	167,164	166,634	158,167	127,239
Accumulated other comprehensive income (loss)	5,782	9,166	7,397	14	(5,022)
Treasury stock, at cost, 20,552 and 3,836 common shares at December 31, 2017 and September 30, 2017, none at June 30, 2017, March 31, 2017, and December 31, 2016.	(1,623)	(266)	—	—	—
Total stockholders’ equity	437,705	434,496	430,213	411,748	371,786

Total liabilities and stockholders’ equity	$5,417,963	$5,228,332	$4,019,693	$3,985,596	$4,213,329

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended
	12/31/2017	9/30/2017	12/31/2016
Interest and dividend income:
Loans receivable, including fees	$16,443	$14,577	$10,678
Mortgage-backed securities	3,758	4,226	3,320
Other investments	10,656	10,146	8,577
	30,857	28,949	22,575
Interest expense:
Deposits	1,885	1,890	938
FHLB advances and other borrowings	2,776	2,571	1,804
	4,661	4,461	2,742

Net interest income	26,196	24,488	19,833

Provision (recovery) for loan losses	1,068	(144)	843

Net interest income after provision for loan losses	25,128	24,632	18,990

Non-interest income:
Refund transfer product fees	192	508	176
Tax advance product fees	1,947	453	449
Card fees	25,247	26,694	18,414
Loan fees	1,292	848	870
Bank-owned life insurance	669	668	448
Deposit fees	848	228	150
Gain (loss) on sale of securities	(1,010)	838	(1,234)
(Loss) on foreclosed real estate	(19)	(13)	—
Other income (loss)	102	(391)	76
Total non-interest income	29,268	29,833	19,349

Non-interest expense:
Compensation and benefits	22,340	21,919	17,850
Refund transfer product expense	101	292	51
Tax advance product expense	280	(257)	27
Card processing	6,540	5,753	5,579
Occupancy and equipment	4,890	4,263	3,977
Legal and consulting	2,416	2,781	2,723
Marketing	553	656	470
Data processing	414	350	363
Amortization expense	1,681	1,868	1,525
Intangible impairment expense	—	10,248	—
Other expense	4,827	5,873	4,188
Total non-interest expense	44,042	53,746	36,753

Income before income tax expense	10,354	719	1,586

Income tax expense (benefit)	5,684	(1,025)	342

Net income	$4,670	1,744	$1,244

Earnings per common share
Basic	0.48	0.19	$0.14
Diluted	$0.48	0.19	$0.14

Shares used in computing earnings per share
Basic	9,656,778	9,360,819	8,938,339
Diluted	9,712,841	9,414,051	9,001,400

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate has tax-equivalent adjustments. Non-accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2017			2016
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate
Interest-earning assets:
Cash & fed funds sold	$100,321	$607	2.40%	$186,565	$391	0.83%
Mortgage-backed securities	673,411	3,758	2.21%	689,617	3,320	1.91%
Tax exempt investment securities	1,408,552	8,698	3.25%	1,172,252	6,902	3.59%
Asset-backed securities	93,631	765	3.24%	117,928	695	2.34%
Other investment securities	80,035	586	2.91%	87,029	589	2.69%
Total investments	2,255,629	13,807	2.93%	2,066,826	11,506	2.92%
Community banking loans(1)	958,222	10,466	4.33%	762,559	8,169	4.25%
Tax services loans	12,378	—	—%	5,573	—	—%
Commercial insurance premium finance loans	244,380	2,799	4.54%	181,422	2,078	4.54%
Student loans and other	191,510	3,178	6.58%	20,129	431	8.50%
National lending loans(2)	435,891	5,977	5.44%	201,551	2,509	4.94%
Total loans	1,406,490	16,443	4.64%	969,684	10,678	4.37%
Total interest-earning assets	$3,762,441	$30,857	3.55%	$3,223,075	$22,575	3.24%
Non-interest-earning assets	360,508			267,947
Total assets	$4,122,949			$3,491,022

Interest-bearing liabilities:
Interest-bearing checking	$71,448	$50	0.28%	$38,229	$39	0.40%
Savings	53,084	8	0.06%	50,528	7	0.06%
Money markets	47,899	27	0.22%	47,605	21	0.18%
Time deposits	128,496	366	1.13%	131,169	259	0.78%
Wholesale deposits	483,878	1,434	1.18%	357,224	612	0.68%
Total interest-bearing deposits	784,805	1,885	0.95%	624,755	938	0.60%
Overnight fed funds purchased	139,152	525	1.50%	271,272	392	0.57%
FHLB advances	268,913	937	1.38%	20,043	141	2.80%
Subordinated debentures	73,359	1,113	6.02%	73,223	1,111	6.02%
Other borrowings	22,982	201	3.47%	15,580	160	4.06%
Total borrowings	504,406	2,776	2.18%	380,118	1,804	1.88%
Total interest-bearing liabilities	1,289,211	4,661	1.43%	1,004,873	2,742	1.08%
Non-interest bearing deposits	2,328,159	—	—%	2,055,842	—	—%
Total deposits and interest-bearing liabilities	$3,617,370	$4,661	0.51%	$3,060,715	$2,742	0.36%
Other non-interest-bearing liabilities	71,398			78,219
Total liabilities	3,688,768			3,138,934
Shareholders' equity	434,181			352,088
Total liabilities and shareholders' equity	$4,122,949			$3,491,022
Net interest income and net interest rate spread including non-interest-bearing deposits		$26,196	3.04%		$19,833	2.88%

Net interest margin			2.76%			2.44%
Net interest margin, tax equivalent(3)			3.06%			2.90%

(1) Previously stated Retail Bank loans have been renamed as Community Banking Loans
(2) Previously stated Specialty Finance Loans have been renamed as National Lending Loans
(3) Net interest margin expressed on a fully taxable equivalent basis ("Net interest margin, tax equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

At Period Ended:	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Equity to total assets	8.08%	8.31%	10.70%	10.33%	8.82%
Book value per common share outstanding	$45.29	$45.15	$46.01	$44.04	$39.96
Tangible book value per common share outstanding	$29.85	$29.47	$28.52	$26.35	$21.43
Tangible book value per common share outstanding excluding AOCI	$29.25	$28.52	$27.73	$26.35	$21.97
Common shares outstanding	9,664,846	9,622,595	9,349,989	9,349,989	9,305,079
Non-performing assets to total assets	0.61%	0.72%	1.17%	0.12%	0.05%

For the Three Months Ended:	December 31, 2017	December 31, 2016

Net interest margin, tax equivalent	3.06%	2.90%
Return on average assets	0.45%	0.14%
Return on average equity	4.30%	1.41%

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019

Amortization of Intangibles (1)	$1,681	$2,733	$1,664	$1,633	$1,489	$2,707	$1,489	$1,469	$1,283

Executive Officer Stock Compensation (2)	$1,268	$1,268	$1,268	$1,268	$899	$899	$899	$899	$653

(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives. This table makes no assumption for expenses related to any additional future agreements.

Conference Call
The Company will host a conference call and earnings webcast at 5:00 p.m. Eastern Time on Tuesday, January 30, 2018. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com.  Telephone participants may access the live conference call by dialing (844) 461-9934 approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 5537669 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Additional Information About the Proposed Crestmark Transaction
In connection with the proposed merger transaction, Meta intends to file a registration statement on Form S-4 with the SEC, which will include a joint proxy statement of Meta and Crestmark, which will also constitute a prospectus of Meta, that Meta and Crestmark will send to their respective shareholders. Before making any voting or investment decision, investors and security holders of Meta and Crestmark are urged to carefully read the entire registration statement and proxy statement/prospectus as well as any amendments or supplements to these documents and any other relevant materials, when they become available, because they will contain important information about the proposed transaction. When filed, investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website at www.sec.gov or from Meta by sending a request to Meta Financial Group, Inc., 5501 S. Broadband Lane, Sioux Falls, SD 57108; Attention: Investor Relations. In addition, copies of the proxy statement/prospectus, when available, will be provided free of charge by Meta to its stockholders.
This communication and the information contained herein does not and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participants in the Transaction
Meta, Crestmark and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the respective shareholders of Meta and Crestmark in connection with the proposed merger transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Meta and its directors and officers may be found in the definitive proxy statement of Meta relating to its 2018 Annual Meeting of Stockholders filed with the SEC on December 4, 2017 and Meta’s annual report on Form 10-K for the year ended September 30, 2017 filed with the SEC on November 29, 2017. The definitive proxy statement and annual report on Form 10-K can be obtained free of charge from the SEC’s website at www.sec.gov.
About Meta Financial Group®
Meta Financial Group, Inc. ("Meta") is the holding company for MetaBank®, a federally chartered savings bank. Meta shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, S.D., MetaBank operates in both the Banking and Payments industries through: MetaBank, its community banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its commercial insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions. More information is available at metafinancialgroup.com.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605-362-5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com